Exhibit 10.1

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT AND WAIVER

This Second Amendment to Loan and Security Agreement and Waiver (this “Amendment”) is entered into as of April 22, 2022 by and between COMERICA BANK (“Bank”), INTERPACE BIOSCIENCES, INC., a Delaware corporation (“Parent”), INTERPACE DIAGNOSTICS CORPORATION, a Delaware corporation (“Diagnostics Corporation”), INTERPACE DIAGNOSTICS, LLC, a Delaware limited liability company (“Diagnostics”) and INTERPACE PHARMA SOLUTIONS, INC., a Delaware corporation (“Pharma Solutions”, and together with Parent, Diagnostics Corporation, and Diagnostics, the “Borrowers” and each individually a “Borrower”).

RECITALS

Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of October 13, 2021, as it may be amended, restated, supplemented or replaced from time to time, including, without limitation, by that certain First Amendment to Loan and Security Agreement and Consent dated as of November 1, 2021 (as amended, the “Agreement”). The parties desire to amend the Agreement and Borrowers have requested that Bank waive a certain Event of Default, all as set forth below.

NOW, THEREFORE, the parties agree as follows:

1. Borrowers failed to comply with (i) Section 6.2(ii) of the Agreement by receiving an unqualified opinion of the Parent and its consolidated Subsidiaries’ audited consolidated and consolidating financial statements with a going concern comment or qualification, and (ii) Section 6.6 of the Agreement (Accounts) by failing to maintain accounts outside of Bank in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) during the Transition Period (Accounts) by (collectively, the “Covenant Violations”). Borrowers requested that Bank waive the Events of Default that occurred as a result of the Covenant Violations. Bank hereby waives the Events of Default that occurred as a result of the Covenant Violations (“Waiver”). This Waiver is specific as to content and time, shall be limited precisely as written, and shall not constitute a waiver of any other current or future default or Event of Default or breach of any covenant contained in the Agreement or the terms and conditions of any other Loan Documents. Bank expressly reserves all of its various rights, remedies, powers and privileges under the Agreement and the other Loan Documents due to any other default, Event of Default or breach not waived herein.

2. Exhibit A of the Agreement is amended by adding (in the correct alphabetical order) or amending and restating the following defined terms to read in their entireties as follows:

“‘Business Day’ means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan; provided, however, for purposes of determining the Daily Adjusting Term SOFR Rate, a Business Day shall also exclude a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities.”

“‘Change in Law’ means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration, application or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, application, request, rule, regulation, guideline, or directive (whether or not having the force of law), including without limitation, any risk-based capital guidelines or any interpretation, administration, application, request, rule, regulation, guideline, or directive relating to liquidity. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration, application or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation, administration, application or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration, application or implementation, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.”

“‘Daily Adjusting Term SOFR Rate’ means, for any day, the rate per annum equal to the Term SOFR Screen Rate at or about 8:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day with a term of one (1) month; provided that if such rate is not published on such determination date then the rate will be the Term SOFR Screen Rate on the first Business Day immediately prior thereto.”

“‘Prime Referenced Rate’ means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the greater of (i) the sum of the Daily Adjusting Term SOFR Rate for such day plus 2.50% per annum, or (ii) two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting Term SOFR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.”

“‘Term SOFR Administrator’ means the CME Group Benchmark Administration Limited (or a successor administrator of the term secured overnight financing rate).

“‘Term SOFR Administrator’s Website’ means the website of the Term SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group- benchmark-administration/term-sofr.html, or any successor source for the secured overnight financing rate identified as such by the Term SOFR Administrator from time to time.”

“‘Term SOFR Screen Rate’ means the CME Term SOFR Reference Rates, as administered by the Term SOFR Administrator and published on the applicable screen page (or such other commercially available source providing such rate or quotations as may be designated by Bank from time to time) on the Term SOFR Administrator’s Website.”

3. Section 2.3(d) of the Agreement is amended and restated in its entirety as follows:

“(d) Change of Law.

(i) Yield Maintenance. If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Agreement any Obligations hereunder, or shall change the basis of taxation of payments to Bank of the principal or of interest under this Agreement or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the interbank markets any other condition affecting this Agreement or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Agreement, then Borrowers shall pay to Bank, within fifteen (15) days of Borrowers’ receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, submitted by Bank to Borrowers, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

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(ii) Changes to Capital or Liquidity. Changes to Capital or Liquidity. If any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy and liquidity), then Borrowers shall pay to Bank, within fifteen (15) days of Borrowers’ receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank (or such controlling corporation) for any increase in the amount of capital and/or liquidity and reduced rate of return, which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations hereunder. A certificate of Bank, submitted by Bank to Borrowers, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank (or such controlling corporation) shall be conclusive and binding for all purposes absent manifest error.”

4. Section 4.4(a) of the Agreement is amended and restated to read in its entirety as follows:

“(a) On or before May 31, 2022, and subject to Section 6.6, each Borrower agrees to notify all account debtors and other parties obligated to such Borrower that all payments made to such Borrower by electronic funds transfer shall be remitted to one or more collection account(s) established and maintained by Borrowers at Bank (the “Collection Account”), and each Borrower shall include a like statement on all invoices. Each Borrower agrees that immediately upon an Event of Default occurring and continuing, the Obligations shall be on a “remittance basis” and each Borrower’s Collection Account(s) shall, upon the occurrence and during the continuance of an Event of Default, convert to a non-interest bearing deposit account with Bank (each a “Springing DOF Account”) to which Bank shall have exclusive access and control; provided that, upon any written waiver by the Bank of all then-outstanding Event(s) of Default in accordance with the provisions of this Agreement, each such Springing DOF Account shall promptly convert/revert to a Collection Account;”

5. The first paragraph of Section 6.6 of the Agreement is amended and restated to read in its entirety as follows:

“On or before May 31, 2022 (the “Transition Date”), all of each Borrower’s accounts maintained outside Bank shall be closed and the balances transferred to accounts at Bank and Borrowers shall thereafter maintain all of their depository, operating and investment accounts at Bank. On or before the Transition Date, the aggregate balance of all accounts not maintained at Bank shall not exceed Five Hundred Thousand Dollars ($500,000) at any time and such accounts are not required to be governed by a control agreement. Notwithstanding anything to the contrary set forth above, Borrowers must maintain accounts at Bank, including without limitation, Collection Account(s), by the Transition Date.”

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6. Section 6.7(b) of the Agreement is amended and restated to read in its entirety as follows:

(b) Minimum Revenue. As of the last day of each fiscal quarter of Borrowers, Borrowers’ trailing four quarters revenue shall be no less than the amounts set forth below as of the testing periods set forth below:

Measurement Date	Minimum Revenue
March 31, 2022	$38,000,000
June 30, 2022	$39,000,000
September 30, 2022	$40,000,000
December 31, 2022	$41,000,000
March 31, 2023	$47,000,000
June 30, 2023	$48,000,000
September 30, 2023	$49,000,000

7. Section 13.11 of the Agreement is amended and restated to read in its entirety as follows:

“13.11 Electronic Signatures. The parties agree that this Agreement and any of the Loan Documents may be executed by electronic signatures. The parties further agree that the electronic signature of a party to this Agreement or any Loan Document shall be as valid as an original manually executed signature of such party and shall be effective to bind such party to this Agreement or such Loan Document, and that any electronically signed document (including this Agreement or any Loan Document) shall be deemed (i) to be “written” or “in writing,” and (ii) to have been “signed” or “duly executed”. For purposes hereof, “electronic signature” means a manually-signed original signature that is then transmitted by electronic means or a signature through an electronic signature technology platform. If Bank determines in its sole reasonable discretion that the Agreement or any Loan Document has not been timely executed by any of the Borrowers, the Agreement or any related Loan Document contained in the associated Docusign envelope, will be nullified and voided and such Loan Documents will need to be updated and resent upon terms and conditions satisfactory to all parties. Each Borrower hereby agrees that Bank shall not have any liability of any nature or kind to any a loan party, including, but not limited to Borrowers, in connection therewith. Notwithstanding the foregoing, Bank may require original manually executed signatures.”

8. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrowers of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

9. Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

10. Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment except to the extent such representation or warranty expressly relates to an earlier date, and that no Event of Default has occurred and is continuing.

11. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrowers;

(b) Corporation and Limited Liability Company Resolutions and Incumbency Certification (Authority to Procure Joint Loans), duly executed by Borrowers;

(c) a Consent to Electronic Delivery of Terms and Conditions, ESign Disclosure and Consent, duly consented to by each Borrower, the subordinated creditor, and authorized signers;

(d) a nonrefundable, fully earned, amendment fee in the amount of $50,000, which may be debited from any Borrower’s accounts;

(e) such other documents, and completion of such other matters, as Bank may reasonably request.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

INTERPACE BIOSCIENCES, INC.

By:
Name:	Thomas W. Burnell
Title:	Chief Executive Officer

INTERPACE DIAGNOSTICS CORPORATION

By:
Name:	Thomas W. Burnell
Title:	Chief Executive Officer

INTERPACE DIAGNOSTICS, LLC

By:
Name:	Thomas W. Burnell
Title:	Chief Executive Officer

INTERPACE PHARMA SOLUTIONS, INC.

By:
Name:	Thomas W. Burnell
Title:	Chief Executive Officer

COMERICA BANK

By:
Name:	Shane Merkord
Title:	Senior Vice President

[Signature Page to Second Amendment to Loan and Security Agreement and Waiver (4877-4809-5258)]